SCHEDULE 14A INFORMATION
                    Proxy Statement Pursuant to Section 14(a)
                      of the Securities Exchange Act of 1934
                               (Amendment No. ___)

   Filed by the Registrant [X]
   Filed by a Party other than the Registrant [ ]
   Check the appropriate box:
   [ ]  Preliminary Proxy Statement
   [ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(a)(2))
   [X]  Definitive Proxy Statement
   [ ]  Definitive Additional Materials
   [ ]  Soliciting Material Pursuant to  240.14a-11(c) or  240.14a-12
                             American Annuity Group, Inc.
                 (Name of Registrant as Specified In Its Charter)
                          American Annuity Group, Inc.
                    (Name of Person(s) Filing Proxy Statement)
   Payment of Filing Fee (Check the appropriate box):
   [X]  No fee required.
   [ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-
        11.
        1)   Title of each class of securities to which transaction applies:

        2)   Aggregate number of securities to which transaction applies:

        3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

        4)   Proposed maximum aggregate value of transaction:

   [ ] Fee paid previously with preliminary materials.
   [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identity the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

        1)   Amount Previously Paid:

        2)   Form, Schedule or Registration Statement No.:

        3)   Filing Party:

        4)   Date Filed:

                           AMERICAN ANNUITY GROUP, INC.
                              250 East Fifth Street
                             Cincinnati, Ohio  45202



                     NOTICE OF ANNUAL MEETING OF STOCKHOLDERS


                            To Be Held on May 19, 1998





   To Our Stockholders:

        You are invited to attend the Annual Meeting of Stockholders of American Annuity Group, Inc. ("AAG" or the "Company"). The meeting will be held in the Filson Room of the Cincinnatian Hotel, Sixth and Vine Streets, Cincinnati, Ohio at 10:00 A.M. Eastern Time on Tuesday, May 19, 1998.

        The purposes of the meeting are:

        1.   To elect seven directors;

        2.   To approve an amendment to the AAG 1994 Stock Option
             Plan to increase the maximum number of options to be granted from 2,000,000 to 3,000,000;

        3. To transact such other business as may properly be brought before the meeting or any adjournment thereof.

        Only stockholders of record at the close of business on March 20, 1998 are entitled to receive notice of and to vote at the meeting or any adjournment thereof.

        You are invited to be present at the meeting so that you can vote in person. Whether or not you plan to attend the meeting, please date, sign and return the accompanying proxy form in the enclosed, postage-paid envelope. If you do attend the meeting, you may either vote by proxy or revoke your proxy and vote in person. You may also revoke your proxy at any time before the vote is taken at the meeting by written revocation or by submitting a later-dated proxy form.




                                           Carl H. Lindner
                                           Chairman of the Board

   Dated:  March 20, 1998



                                 PROXY STATEMENT

                           AMERICAN ANNUITY GROUP, INC.

                          ANNUAL MEETING OF STOCKHOLDERS

                                   MAY 19, 1998



                                   INTRODUCTION

        This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of AAG for use at the Annual Meeting of Stockholders to be held at 10:00 A.M. on Tuesday, May 19, 1998, and any adjournment thereof (the "Annual Meeting"). The Company will pay the cost of soliciting proxies.

        The approximate mailing date of this Proxy Statement and the accompanying proxy form is March 31, 1998.

   Outstanding Voting Securities of AAG



        Holders of record of the common stock, $1.00 par value per share, of AAG (the "Common Stock") at the close of business on March 20, 1998 (the "Record Date") are entitled to notice of and to vote at the Annual Meeting and at any adjournments thereof. At the Record Date, 43,092,957 shares of Common Stock were issued and outstanding.

        Holders of Common Stock are entitled to one vote per share on each matter to be voted on at the Annual Meeting.

   Principal Stockholders

        As of the Record Date, the only person known to the Company to own beneficially more than 5% of AAG's Common Stock was American Financial Group, Inc. and its subsidiaries (collectively "AFG"), One East Fourth Street, Cincinnati, Ohio 45202, which beneficially owned 35,059,995 shares, or approximately 81.4% of the shares outstanding as of the Record Date.

        Carl H. Lindner, Carl H. Lindner III, S. Craig Lindner, Keith E. Lindner and trusts for the benefit of them and their families (collectively the "Lindner Family"), the beneficial owners of approximately 44% of AFG's voting stock, share voting and dispositive power with AFG with respect to the shares of AAG Common Stock owned by AFG. AFG and the Lindner Family may be deemed to be controlling persons of AAG.

   Action to be Taken at the Meeting

        All shares represented by a properly executed and unrevoked proxy will be voted at the Annual Meeting or any adjournments thereof in accordance with the directions on the proxy. Unless a contrary direction is indicated, such shares will be voted for the seven nominees for director named herein and for Proposal 2.

        Management knows of no other matter to be presented at the Annual Meeting upon which a vote may be taken, but if any other matter is presented, the proxy holders will vote in accordance with their judgment as to the best interest of AAG. Should any of the nominees for election as a director become unable to stand for election, which is not anticipated, the proxy holders will vote for the election of such other person as the Board of Directors may recommend.

                        PROPOSAL 1:  ELECTION OF DIRECTORS

   Nominees for Director

        Directors will be elected to hold office until the next annual meeting and until their successors are elected and qualified.

        The number of directors to be elected at the Annual Meeting is seven. The seven directors so elected will, upon such election, constitute the entire Board of Directors.

        In accordance with AAG's Certificate of Incorporation, the only candidates eligible for election at the Annual Meeting are candidates nominated by the Board of Directors and candidates nominated at the meeting by a stockholder who has complied with the procedures set forth in the

   Certificate of Incorporation.

        The persons nominated by the Board of Directors to serve as directors for the ensuing year are CARL H. LINDNER, S. CRAIG LINDNER, ROBERT A. ADAMS, A. LEON FERGENSON, RONALD G. JOSEPH, JOHN T. LAWRENCE III and WILLIAM
   R. MARTIN. See "MANAGEMENT" for information relating to the nominees. The seven nominees receiving the highest numbers of votes will be elected as directors.

        THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE ELECTION OF THE SEVEN NOMINEES LISTED ABOVE. THE COMPANY HAS BEEN INFORMED THAT AFG INTENDS TO VOTE ITS SHARES FOR THE ABOVE NOMINEES.


                    PROPOSAL 2:  APPROVAL OF AMENDMENT TO THE
                            AAG 1994 STOCK OPTION PLAN


        On March 2, 1994, the Board of Directors adopted, and on June 13, 1994, stockholders of AAG approved the AAG 1994 Stock Option Plan (the "1994 Stock Option Plan"). The 1994 Stock Option Plan provides for the issuance of both incentive stock options ("Incentive Stock Options") and non-qualified stock options ("Non-qualified Stock Options") to officers and certain key management personnel ("Key Employees").

        At AAG's 1997 Annual Meeting, stockholders of AAG approved an amendment to the 1994 Stock Option Plan increasing the number of shares of AAG Common Stock obtainable upon exercise of options granted from 1,500,000 to 2,000,000. Subject to shareholder approval, on December 18, 1997, the Board of Directors increased that number to 2,500,000 and on February 19, 1998, the Board further increased that number to 3,000,000. Of such 3,000,000 shares, 872,000 options to purchase shares remain available for grant and 458,000 were granted subject to shareholder approval. The Board of Directors believes that options to purchase additional shares of AAG Common Stock should be made available for grant under the 1994 Stock Option Plan and is seeking stockholder approval of the increase.

   Purpose of the Plan; Eligibility

        The purpose of the 1994 Stock Option Plan is to promote the interests of AAG and its stockholders by providing a means for selected Key Employees of AAG and its subsidiaries, those eligible to receive options under the Plan, to acquire a proprietary interest in AAG. The Board of Directors believes that the Plan improves AAG's ability to attract capable management personnel and provide an inducement for Key Employees to remain employed by AAG or its subsidiaries and to perform at their maximum levels.

   Securities to be Utilized

        The maximum number of shares of AAG Common Stock for which options may be granted under the 1994 Stock Option Plan is currently 3,000,000 (subject to antidilution provisions and stockholder approval). Shares delivered by AAG pursuant to the exercise of options may be authorized but unissued shares of Common Stock, previously acquired treasury shares or a combination thereof. Shares subject to options which expire or are terminated shall again be available for the granting of other options under the 1994 Stock Option Plan.

   Plan Administration and Termination

        The 1994 Stock Option Plan is administered by the Organization and Policy Committee (the "Committee") which is comprised of not less than two "outside directors," as such term is defined in the Internal Revenue Code of 1986, as amended (the "Code"), or rules promulgated thereunder. Each member of the Committee is also a "Non-Employee Director" as defined in Rule 16b-3(b) promulgated under the Securities Exchange Act of 1934. The Board of Directors is authorized to amend the 1994 Stock Option Plan at any time without further stockholder approval unless such amendment would cause the 1994 Stock Option Plan to cease to satisfy any applicable conditions of either Rule 16b-3 or Section 162(m) of the Code. Unless earlier terminated, the 1994 Stock Option Plan will continue in effect until March 2, 2004. Any stock options granted prior to the termination of the plan will remain outstanding for the term of such option.

   Price, Exercise Period and Vesting of Options

        The Committee determines the exercise price for options granted under the 1994 Stock Option Plan. The exercise price for a Non-qualified Stock Option may be less than the Fair Market Value per share but must not be less than the $1.00 par value per share of Common Stock (the "Par Value"). The exercise price for an Incentive Stock Option must not be less than the greater of (i) 100% of the Fair Market Value per share of Common Stock on the date of grant or (ii) the Par Value. Also, for Incentive Stock Options, if the Optionee owns, directly or indirectly, stock representing more than 10 % of either (i) the total combined voting power of all classes of stock of the Company or (ii) a corporation that owns 50% or more of the total combined voting power of all classes of stock of the Company, then the exercise price must equal at least 110% of the Fair Market Value on the date of grant and the term of the option cannot exceed five years from the date of grant. The Fair Market Value of the Common Stock is the closing price of AAG Common Stock on the New York Stock Exchange Composite Tape for the most recent day of trading.

        Twenty percent of the shares underlying an option will become exercisable upon the first anniversary of the date of grant, and twenty percent vest on each anniversary thereafter. On March 20, 1998, the last reported sales price of the Common Stock on the New York Stock Exchange Composite Tape was $22.81.

        Payment for shares purchased upon exercise of an option will generally be made in cash. The Committee, however, may permit payment by (i) delivery of shares of AAG Common Stock already owned by the Optionee having a Fair Market Value equal to the option price of the shares being acquired; (ii) a combination of share delivery and cash payment or (iii) any other method.

   Federal Income Tax Consequences

        Incentive Stock Options. AAG intends that the majority of the options granted under the 1994 Stock Option Plan will qualify as incentive stock options under Section 422 of the Code.

        An Optionee does not recognize any taxable income at the time of the grant of an Incentive Stock Option. If an Optionee acquiring stock pursuant to an Incentive Stock Option does not dispose of the stock until the later of one year after the transfer of the stock to the Optionee and at least two years from the date of grant of the option, then, subject to the alternative minimum tax rules discussed below, there will be no tax consequences to the Optionee or AAG when the Incentive Stock Option is exercised. This tax treatment is not applicable if the Optionee exercises the option more than three months after his or her employment ends.

        If stock acquired upon exercise of an option is sold by the Optionee and the holding period requirements described in the preceding paragraph have not been met, the Optionee will be required to report, on his or her federal income tax return for the year in which the sale occurs, additional compensation income equal to the difference between the Fair Market Value of the stock at the time of exercise of the option and the purchase price at which the stock was acquired. AAG will generally be entitled to a compensa-tion deduction in an equivalent amount. For purposes of determining gain or loss upon sale of the stock an amount equal to this compensation income will be added to the exercise price of the stock and the total will be the Optionee's adjusted basis of the stock. Gain or loss will be determined based upon the difference between the Optionee's adjusted basis of the stock and the net proceeds of the sale, and the Optionee will be required to report such gain or loss as long-term or short-term (depending on how long the Optionee held the stock) capital gain or loss on his or her federal income tax return for the year in which the sale occurs.

         The difference between the Fair Market Value of the stock on the date of exercise and the exercise price results in an adjustment in computing alternative minimum taxable income for purposes of Sections 55 et. seq. of the Code, which may trigger alternative minimum tax consequences for Optionees. Any alternative minimum tax that is payable may ultimately be credited against taxes owed upon disposition of the stock.

        Non-qualified Options. AAG may also grant Non-qualified Options under the 1994 Stock Option Plan. In general, there will be no tax consequences to the Optionee or the Company when the option is granted if the option does not have a readily ascertainable fair market value. Upon exercise of the option, the Optionee will be required to report, on his or her federal income tax return for the year in which the exercise occurs, additional compensation income equal to the difference between the Fair Market Value of the stock at the time of exercise of the option and the exercise price. AAG will generally be entitled to a compensation deduction in an equivalent amount.

        THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE PROPOSAL TO APPROVE THE AMENDMENT TO THE AAG 1994 STOCK OPTION PLAN TO INCREASE THE NUMBER OF SHARES OF AAG COMMON STOCK OBTAINABLE UPON EXERCISE OF OPTIONS FROM 2,000,000 TO 3,000,000. THE COMPANY HAS BEEN INFORMED THAT AFG INTENDS TO VOTE ITS SHARES FOR APPROVAL OF THE AMENDMENT TO THE AAG 1994 STOCK OPTION PLAN.


                                    MANAGEMENT

        The directors and executive officers of AAG are:


                                                                  Director or
            Name              Age*     Position                   Officer Since

   Carl H. Lindner             78      Chairman of the Board and  1987
                                         Chief Executive Officer

   S. Craig Lindner            42      Director and President     1993

   Robert A. Adams             52      Director, Executive Vice   1992
                                         President and Chief
                                         Operating Officer

   A. Leon Fergenson           85      Director                   1987

   Ronald G. Joseph            61      Director                   1994

   John T. Lawrence III        46      Director                   1994

   William R. Martin           68      Director                   1994

   John B. Berding             35      Senior Vice President,     1993
                                         Investments

   Keith A. Jensen             46      Senior Vice President      1997

   William J. Maney            48      Senior Vice President,     1993
                                         Treasurer and Chief
                                         Financial Officer

   Mark F. Muething            38      Senior Vice President,     1993
                                         General Counsel and
                                         Secretary

   Jeffrey S. Tate             41      Senior Vice President      1993

   Christopher P. Miliano      39      Vice President,
                                        Controller and            1993
                                        Assistant Treasurer

   Richard L. Magoteaux        37      Vice President             1996



   * As of March 1, 1998


        Carl H. Lindner has been Chairman of the Board since 1987. Mr. Lindner also serves as Chairman of the Board and Chief Executive Officer of AFG, a diversified financial services company, and Chairman of the Board of
   Chiquita Brands International, Inc., a leading international marketer, producer and distributor of bananas and other quality fresh and processed food products. AFG owns a substantial beneficial interest (approximately 40%) in Chiquita. He also serves as a director of American Financial Corporation ("AFC"), all of the Common Stock of which is owned by AFG. Carl
   H. Lindner is the father of S. Craig Lindner.

        S. Craig Lindner was elected President and a director of AAG in March 1993. Mr. Lindner is President and has during the past five years been Senior Executive Vice President of American Money Management Corporation ("AMM"), a subsidiary of AFG which provides investment services for AFG and its affiliated companies, including AAG. He is also Co-President and a director of AFG and AFC.

        Robert A. Adams  was elected a director of  AAG in October   1993.  Mr.
   Adams has been Executive Vice President and Chief Operating Officer of the Company since December 1992.

        A. Leon Fergenson has been a director of AAG since 1987. For more than five years, Mr. Fergenson has been a private investor and a director of various corporations. He is also a director of Sequa Corporation.

        Ronald G. Joseph was elected a director of AAG in March 1994. For more than five years, Mr. Joseph has been Chief Executive Officer and attorney of various Cincinnati-based automobile dealerships and real estate holdings.

        John T. Lawrence III was elected a director of AAG in March 1994. Mr. Lawrence has been a Senior Vice President with PaineWebber Incorporated, a national investment banking firm, since January 1993.

        William R. Martin was elected a director of AAG in March 1994. Although currently retired, Mr. Martin was previously President of both Tominy, Inc. and M.B. Computing, Inc., which are privately held software development companies. Mr. Martin is also a director of AFG and AFC.

        John B. Berding was elected Senior Vice President - Investments of AAG in March 1993. During the past five years, he has been a Vice President and effective January 1996 a Senior Vice President of AMM.

        Keith A. Jensen was elected Senior Vice President of AAG in February 1997. Prior thereto for more than five years he was a partner with Deloitte & Touche LLP, an independent accounting firm.

        William J. Maney has been Senior Vice President, Treasurer and Chief Financial Officer of AAG for over five years.

        Mark F. Muething was elected Senior Vice President, General Counsel and Secretary of AAG in October 1993. Prior thereto, he was a partner (from October 1991 to October 1993) and an associate (from August 1984 to October
   1991) with Keating, Muething & Klekamp LLP, a Cincinnati law firm.

        Jeffrey S. Tate has been Senior Vice President of AAG for over five years.

        Christopher P. Miliano was elected Vice President and Controller of AAG in February 1995 and Assistant Treasurer in February 1997. Prior thereto, he served as an Assistant Vice President of AAG (since June 1993) and as a Director of Accounting and Corporate Reporting of AFC (from October 1989 to June 1993).

        Richard L. Magoteaux was elected Vice President of AAG in May 1996. Prior thereto for more than five years he was a Senior Manager with Ernst & Young LLP, an independent accounting firm.

        In December 1993, Citicasters Inc. completed a comprehensive financial restructuring that included a prepackaged plan of reorganization under Chapter 11 of the Bankruptcy Code. Although not a director or officer of Citicasters during 1993, Carl H. Lindner had been Chairman of the Board and Chief Executive Officer of Citicasters prior to 1993 and was again elected Chairman of the Board of Citicasters in January 1994. In September 1996, Citicasters was acquired by Jacor Communications. Prior to that acquisition, AFG owned approximately 35% of the common stock of Citicasters.

   Holdings of Management

        Information concerning AAG's Common Stock beneficially owned by each director and executive officer and all directors and executive officers as a group as of March 1, 1998, is shown in the following table:

                                  Amount and Nature of
                                            Beneficial            Percent
     Name                              Ownership(a)(k)            of Class

   Robert A. Adams                      245,320 (b)               *
   A. Leon Fergenson                     10,185                   *
   Ronald G. Joseph                      24,212                   *
   John T. Lawrence III                  12,732                   *
   Carl H. Lindner                   35,059,995 (c)               81.4%
   S. Craig Lindner                  35,148,438 (c)(d)            81.6%
   William R. Martin                     10,632                   *
   John B. Berding                       41,552                   *
   Keith A. Jensen                       21,469 (e)               *
   William J. Maney                      48,616 (f)               *
   Mark F. Muething                      48,704 (g)               *
   Jeffrey S. Tate                       51,832 (h)               *
   Christopher P. Miliano                16,909 (i)               *
   Richard L. Magoteaux                   2,953 (j)               *
   All Directors and
   Executive Officers as
   a Group (14 persons)               35,683,554                  82.4%

   * Less than 1%



   (a) Unless otherwise indicated, the persons named have sole voting and dispositive power over the shares listed opposite their names. Includes shares which may be acquired pursuant to options which are exercisable within 60 days of the date hereof.

   (b) Includes 2,712 shares allocated to Mr. Adams' account in the American Annuity Group, Inc. Employee Stock Ownership Retirement Plan ("ESORP") and 48,979 share equivalents allocated to Mr. Adams' account in the American Annuity Group, Inc. Deferred Compensation Plan ("Deferred Compensation Plan").

   (c) Messrs. Carl H. Lindner and S. Craig Lindner may be deemed to own beneficially the shares set forth under "Principal Stockholders" for AFG, of which Mr. Carl Lindner is Chairman of the Board and Chief Executive Officer and a principal shareholder and Mr. S. Craig Lindner is a director, officer and principal shareholder.

   (d) Includes 44,100 shares held by his spouse as custodian or as trustee for their minor children and 8,000 shares which are held in a trust for the benefit of their minor children for which Keith E. Lindner acts as trustee with voting and dispositive power. Also includes 19,135 shares allocated to Mr. Lindner's account in the Deferred Compensation Plan.

   (e) Includes 3,469 share equivalents allocated to Mr. Jensen's account in the Deferred Compensation Plan.

   (f) Includes 2,711 shares allocated to Mr. Maney's account in the ESORP and 7,122 share equivalents allocated to Mr. Maney's account in the Deferred Compensation Plan.

   (g) Includes 1,670 shares allocated to Mr. Muething's account in the ESORP and 8,653 share equivalents allocated to Mr. Muething's account in the Deferred Compensation Plan.

   (h) Includes 2,616 shares allocated to Mr. Tate's account in the ESORP and 4,341 share equivalents allocated to Mr. Tate's account in the Deferred Compensation Plan.

   (i) Includes 2,170 shares allocated to Mr. Miliano's account in the ESORP.

   (j) Includes 659 share equivalents allocated to Mr. Magoteaux's account in the Deferred Compensation Plan.

   (k) Messrs. Adams, Joseph, Lawrence, Carl H. Lindner, S. Craig Lindner, Martin, Berding, Tate and Miliano also beneficially own 634; 16,000; 4,000; 6,849,988; 4,121,608; 42,858; 8,574; 500 and 10 shares, respectively, of common stock of AFG. Mr. Martin also beneficially owns 40,126 shares of AFC preferred stock.

   Committees and Meetings of the Board of Directors

     AAG's Board of Directors held seven meetings and took action in writing on three occasions in 1997.

     Audit Committee.  The Audit Committee  consists of three members:  William
   R. Martin (Chairman), A. Leon Fergenson and John T. Lawrence III, none of whom is an officer or employee of AAG or any of its subsidiaries. The Committee's functions include: recommending to the Board of Directors the firm to be appointed as independent accountants to audit the financial statements of AAG and its subsidiaries and to provide other audit-related services and recommending the terms of such firm's engagement; reviewing the scope and results of the audit with the independent accountants; reviewing with management and the independent accountants AAG's interim and year-end operating results; reviewing the adequacy and implementation of the internal accounting and auditing procedures of AAG; and reviewing the non-audit services to be performed by the independent accountants and considering the effect of such performance on the accountants' independence. The Audit Committee held four meetings in 1997.

     Executive Committee.  The  Executive Committee consists of three  members:
   S. Craig Lindner (Chairman), Carl H. Lindner and Robert A. Adams. The Committee is generally authorized to exercise the powers of the Board of Directors between meetings of the Board of Directors, except that the Committee's authority does not extend to certain fundamental matters, such as: amending the By-laws of AAG; filling vacancies in the Board of
   Directors; declaring a dividend; electing or removing the Company's principal officers; adopting or approving a plan of merger; consolidation or sale of a substantial portion of the Company's assets; dissolution or reorganization of AAG or establishing or designating any class or series of AAG stock (or fixing or determining the relative rights and preferences thereof). The Executive Committee did not meet in 1997.

     Organization and Policy Committee. The Organization and Policy Committee consists of two members: Ronald G. Joseph and John T. Lawrence III, neither of whom is an officer or employee of AAG or any of its subsidiaries. The Committee's functions include: reviewing the duties and responsibilities of the Company's principal officers; reviewing and making recommendations to the Board of Directors with respect to the compensation of the Company's principal officers; reviewing the Company's compensation and personnel policies; administering bonus and stock option plans; reviewing and making recommendations to the Board of Directors with respect to employee retirement policies; and supervising, reviewing and reporting to the Board of Directors on the performance of the management committee responsible for the administration and investment management of the Company's pension and savings plans. The Committee also reviews and advises the Board of Directors with respect to the nomination of candidates for election to the Board of Directors. The Organization and Policy Committee held one meeting in 1997 and took action in writing on three occasions.

   Compensation of Directors

     Officers of AAG do not receive any additional compensation for serving as members of the Board of Directors or any of its committees. Directors who are not employees of AAG receive an annual retainer of $25,000 for Board membership and an additional annual retainer of $5,000 for serving as Chairman of a Board Committee. Under AAG's Directors' Compensation Plan, non-employee directors will receive at least 50% of their retainers in Common Stock. In addition, directors who are not employees of AAG are paid a fee of $1,500 for attendance at each Board meeting, and $1,000 for attendance at each committee meeting. All directors are reimbursed for expenses incurred in attending board and committee meetings.

     Pursuant to the 1994 Directors' Stock Appreciation Rights Plan, each non-employee director was granted 10,000 stock appreciation rights on March 2, 1994 at an exercise price of $9.62. On each March 1 thereafter, each non-employee director received 1,000 stock appreciation rights. The exercise price of the stock appreciation rights was equal to the average market price of AAG Common Stock for the ten trading days preceding the grant date. In February 1997, the Board of Directors terminated the 1994 Directors' Stock Appreciation Rights Plan and replaced it with the Directors' Stock Option Plan. In connection with the termination of the 1994 Directors' Stock Appreciation Rights Plan, each non-employee director was issued shares of AAG Common Stock with a fair market value equal to the intrinsic value of the Stock Appreciation Rights held by such person and was granted an option to purchase 10,078 shares of Common Stock at $14.38 per share. Pursuant to the Directors' Stock Option Plan, each March 1, each non-employee director will receive a stock option to purchase 1,000 shares of AAG Common Stock, with an exercise price based on the average market price of AAG Common Stock for the ten trading days preceding the grant date.

   Compensation of Executive Officers

     The following table sets forth information concerning the annual and long-term compensation for services in all capacities to AAG and its subsidiaries for the three years ended December 31, 1997 paid to the chief executive officer and the other five most highly compensated executive officers of AAG.


                            SUMMARY COMPENSATION TABLE

                                                         Long-Term
                              Annual Compensation        Compensation

                                               Other     Securities
   Name and                                    Annual    Underlying  All Other
   Principal                                   Compen-   Options/    Compen-
   Position             Year    Salary  Bonus  sation(b) SARs (c)    sation (d)


   Carl H. Lindner      1997  $101,959   --      $4,061      --            --
    Chairman of the     1996  $101,923   --      $5,685      --            --
    Board and Chief     1995  $101,923   --      $3,956      --            --
    Executive
    Officer (a)

   S. Craig Lindner     1997  $336,346 $277,500  $1,245      --            --
    President           1996  $330,231 $407,000    $735      --            --
                        1995  $318,000 $414,000  $1,915      --            --

   Robert A. Adams      1997  $514,712 $453,600 $57,518  50,000       $30,000
    Executive Vice      1996  $499,423 $445,500 $49,799 476,004       $29,965
    President and Chief 1995  $479,039 $448,500 $34,527  75,000       $30,000
    Operating Officer

   Keith A. Jensen      1997  $230,769 $162,000  $7,765 115,000       $23,566
    Senior Vice         1996      --      --        --       --            --
    President (e)       1995      --      --        --       --            --

   William J. Maney     1997  $193,654 $124,200 $10,922  25,000       $18,549
    Senior Vice         1996  $184,481 $115,500  $3,284 127,145       $11,069
    President,          1995  $176,327 $115,000 $11,769  20,000       $17,480
    Treasurer and Chief
    Financial Officer

   Jeffrey S. Tate      1997  $193,654 $124,200 $16,515  25,000       $26,001
    Senior Vice         1996  $184,481 $115,500  $7,853 127,145       $11,069
    President           1995  $171,231 $115,000  $4,720  20,000       $17,174


   (a)    In his capacity  as Chief  Executive Officer of  AAG, Mr. Lindner  is
          paid  a  base  annual  salary  of $100,000.    Mr.  Lindner  did  not
          participate in any other compensation plans of AAG.

   (b) The amounts listed under "Other Annual Compensation" for 1997 include the value of automobile and homeowners insurance coverage provided pursuant to the Executive Insurance Program and the premiums paid for group life coverage in excess of $50,000 per individual, respective-ly, for each person as follows: Mr. Adams - $14,660 and $5,472, Mr.
          Jensen $4,255 and $1,064, Mr. Maney - $8,070 and $1,148, and Mr. Tate
          - $2,725 and $673. The amounts for 1997 also include spousal travel reimbursement of $21,406 for Mr. Adams and $11,858 for Mr. Tate. The amount for Mr. Adams also includes an auto allowance of $14,400. The amounts for Messrs. Carl Lindner and S. Craig Lindner reflect premiums paid for group life coverage in excess of $50,000.

   (c)    Amounts  for 1996  include options which  were granted  in connection with a program whereby holders of  SARs were given the opportunity to exercise their SARs and were granted a  stock option to purchase that number  of shares of AAG  Common Stock as was  equal to the number of
          SARs exercised by such person less the number of shares of AAG Common
          Stock issued to such person upon exercise of  the SARs.  The  number of options issued  to each person pursuant to  this  program were as
          follows:   Mr.  Adams  - 366,004,  Mr. Maney - 82,145 and Mr. Tate -
          82,145.

   (d) Amounts listed under "All Other Compensation" for each of the named persons reflect amounts contributed to the AAG ESORP and AAG
          Auxiliary ESORP.

   (e) Mr. Jensen became an employee of the Company effective January 27, 1997.

     Stock option grants for the year ended December 31, 1997, for the Executive Officers named in the Summary Compensation Table are as follows:

                           STOCK OPTION GRANTS IN 1997

                                                   Potential Realizable Value at
                                                   Assumed Annual Rates of
                                                   Stock Price Appreciation
                  Individual Grants                for Stock Option Term(a)

                        % of Total
                      Stock Options
             Stock     Granted to
             Options  Employees in  Exercise Expiration
   Name      Granted  Fiscal Year   Price(b)   Date(c)    0%   5%     10%

   Carl H.
   Lindner    --        --           --       --         --    --      --


   S. Craig
   Lindner   --         --           --       --         --    --      --

   Robert A.
   Adams     50,000    8.6%          $21.375  12/19/2007 0   $672,131 $1,703,312

   Keith A.
   Jensen    90,000   15.6%          $14.00    1/27/2007 0   $792,407 $2,008,115
             25,000    4.3%          $21.375  12/19/2007 0   $336,066   $851,656

   William J
   Maney     25,000    4.3%          $21.375  12/19/2007 0   $336,066   $851,656

   Jeffrey S
   Tate      25,000    4.3%          $21.375  12/19/2007 0   $336,066   $851,656


   (a) The Potential Realizable Value is calculated based on a market price for AAG Common Stock of $14.00 for the stock options granted on January 27, 1997 and $21.375 for the stock options granted on December 19, 1997.

   (b)    The  closing price  for  AAG Common  Stock  on January  27, 1997  and
          December 19, 1997 was $14.00 and $21.375, respectively .

   (c) The stock options become exercisable to the extent of 20% on each of the first five anniversaries of the date of grant.


                       AGGREGATED OPTION EXERCISES IN 1997
                      AND OPTION VALUES AT DECEMBER 31, 1997

                                                  Number of           Value of
                                                 Securities        Unexercised
                                                 Underlying       In-the-Money
                                                Unexercised         Options at
                                                 Options at        Fiscal Year
                                            Fiscal Year End           End (a)

                Options     Value            Exercisable/       Exercisable/
     Name      Exercised   Realized         Unexercisable      Unexercisable

   Carl H.
   Lindner          --           --               --                 --

   S. Craig
   Lindner          --           --               --                 --

   Robert A.
   Adams            --           --         85,201/390,803   $739,507/$2,989,028

   Keith A.
   Jensen           --           --              0/115,000         $0/$735,500

   William J.
   Maney            --           --         21,429/110,716   $185,004/$755,515

   Jeffrey S.
   Tate             --           --         21,429/110,716   $185,004/$755,515


   (a) The Value of Unexercised In-the-Money Options at Fiscal Year End is calculated based on a market price for AAG Common Stock on December 31, 1997 of $22.00 per share.



   Organization and Policy Committee Report

     The Organization and Policy Committee of AAG's Board of Directors consists of two directors, neither of whom is an employee of AAG or any of its subsidiaries. The Committee's functions include reviewing and making recommendations to the Board of Directors with respect to the compensation of each officer of the Company whose annual base salary exceeds $200,000. AAG's cash compensation for executive officers in 1997 was comprised principally of annual base salaries and payments pursuant to the 1997 Corporate Bonus Plan. The grant of stock options to executive officers provided long-term incentive based compensation. In determining compensation for executive officers, the Committee does not make comparisons with other companies.

     Annual Base Salaries. The Committee approves annual base salaries and salary increases for executive officers that are appropriate for their positions and levels of responsibilities. The Committee takes into consideration the Company's long-term performance in establishing annual base salaries for executive officers.

     1997 Corporate Bonus Plan. Each of the named executive officers, other than Carl H. Lindner, was eligible to participate in the 1997 Corporate Bonus Plan. The Bonus Plan compensated participants based on the financial and operational performance of the Company. Under the Bonus Plan, the Organization and Policy Committee established a target bonus for each participant based on such person's duties and responsibilities with the Company and expected contributions during the year. The Committee also established financial and operational goals for the Company, with the financial goals accounting for 75% of the bonus potential and the operational goals accounting for the other 25%. Based on the attainment of these goals, participants in the Bonus Plan could earn up to 125% of the target bonus amounts. The bonuses reported in the Summary Compensation Table for 1997 are amounts awarded to participating executive officers in December 1997. In some cases, bonuses were not paid until January 1998. In most cases, bonuses were paid at the rate of 108% of the target bonus amounts and were based on assessments of the achievement of the financial and operational goals established by the Committee. The principal factors in evaluating the Company's operational goals were the continued improvements in the Company's capital structure as well as the growth in operating earnings.

     Compensation of the Chief Executive Officer. In April 1992, the Organization and Policy Committee approved an annual base salary of $100,000 for Carl H. Lindner, Chief Executive Officer of the Company. In establishing this salary, the Committee considered the fact Mr. Lindner would not be working full-time on AAG related matters as a result of his numerous management responsibilities with AFG and its affiliates. In establishing Mr. Lindner's salary, the Committee gave consideration to the Company's long-term performance. During 1997, Mr. Lindner did not participate in any other compensation plans or arrangements of AAG.

     Stock Options. Stock options represent a performance-based portion of the Company's compensation system. The Committee believes that stockholders' interests are well served by aligning the interests of the Company's executive officers with those of stockholders by the grant of stock options. Incentive stock options are granted with an exercise price equal to the fair market value of AAG Common Stock on the date of grant and become exercisable at the rate of 20% per year. The Committee believes that these features provide executive officers with substantial incentives to maximize AAG's long-term success.

     Internal Revenue Code Section 162. Provisions of the Internal Revenue Code provide that compensation in excess of $1 million per year paid to the Chief Executive Officer as well as other executive officers listed in the compensation table will not be deductible unless the compensation is
   "performance based" and the related compensation is approved by stockholders. It was not considered by the Committee in determining 1997 compensation.

                Members of the Organization and Policy Committee:

                                 Ronald G. Joseph
                               John T. Lawrence III


     Organization and Policy Committee Interlocks and Insider Participation. The members of the Organization and Policy Committee are Ronald G. Joseph and John T. Lawrence III, neither of whom was during 1997 or prior years an officer or employee of AAG or any of its subsidiaries.



     Performance Graph. The following graph compares the cumulative total stockholder return on AAG Common Stock with the cumulative total return of the Standard & Poor's 500 Stock Index ("S&P 500") and the Standard & Poor's Life Insurance Industry Index ("S&P Life") from the end of 1992 to the end of 1997. The graph assumes $100 invested on December 31, 1992 in AAG Common Stock, the S&P 500 and the S&P Life, including reinvestment of dividends.




   (The table below contains the data points used in the Performance Graph which appears in the printed Proxy Statement.)

                             PERFORMANCE GRAPH INDEX
                                   DECEMBER 31

                                            1992 1993  1994 1995  1996 1997
   American Annuity Group, Inc.              100  161   156  196   232  363
   S&P LIFE                                  100  101    84  121   147  184
   S&P 500                                   100  110   112  153   189  252


   Certain Transactions

      AAG and AMM, a wholly-owned subsidiary of AFG, are parties to an Investment Services Agreement pursuant to which AMM provides investment and custodial services to AAG's insurance subsidiaries in accordance with guidelines approved by AAG's directors who are not affiliated with AFG. AAG and its subsidiaries pay AMM an annual fee of .10% of total invested assets (as defined), provided that such fee does not exceed the actual cost to AMM of providing such services, and AMM is reimbursed for certain expenses. Investment expenses charged by AMM to AAG and its subsidiaries were $2.9 million in 1997. In connection with the purchase of GALIC by AAG, Great American Insurance Company ("GAI"), the former parent of GALIC and a wholly-owned subsidiary of AFG, agreed to neutralize the financial impact on GALIC of the adoption of an actuarial guideline that was under consideration at the time of the transaction. This actuarial guideline was subsequently adopted with an effective date of December 31, 1995. In fulfillment of its commitment, on December 28, 1995, GAI agreed that until December 31, 1997, it would purchase shares of AAG Preferred Stock in amounts necessary to neutralize the estimated impact of the adoption of this actuarial guideline. In addition, AMM agreed to reduce the fees owed by AAG and its subsidiaries under certain circumstances. In December 1996 and 1995, GAI purchased $21.7 million and $17 million, respectively, of Preferred Stock. AFC bought an additional $10.3 million of Preferred Stock from AAG on December 31, 1996 in connection with this obligation. In March 1997, AAG repurchased all the Series B Preferred Stock for approximately $47 million. In 1997, AAG and GAI agreed that no additional shares of AAG Preferred Stock would be issued pursuant to this arrangement and that the financial impact of the actuarial guideline would be offset solely by reduction of investment management fees.

     AAG, GALIC and certain of their subsidiaries are members of AFC's consolidated tax group. AAG and GALIC have separate tax allocation agreements with AFC which designate how tax payments are shared by members of the tax group. In general, these companies compute taxes on a separate return basis. GALIC is obligated to make payments to (or receive benefits from) AFC based on taxable income without regard to temporary differences. If GALIC's taxable income (computed on a statutory accounting basis) exceeds a current period net operating loss of AAG, the taxes payable by GALIC associated with the excess are payable to AFC. If the AFC tax group utilizes any of AAG's net operating losses or deductions that originated prior to 1993, AFC will pay to AAG an amount equal to the benefit received.




     During  1997,  AAG and  its subsidiaries  which  are included  in  the AFC
   consolidated tax  group incurred income  tax expense  of $26.5 million.   In
   1997, AAG paid AFC $9.8 million in tax allocation payments.

     GAI leases office space in a building owned by GALIC in Cincinnati, Ohio, under a lease which expires in March 2009. GALIC recorded rental income of approximately $900,000 from GAI in 1997. In 1997, AAG made payments of approximately $633,000 to Chiquita for the use of cafeteria and other facilities in Cincinnati, Ohio and for miscellaneous items. Chiquita paid AAG approximately $989,000 as a rent differential in connection with the termination of a sublease arrangement for office space in Cincinnati, Ohio.

     It was determined in 1992 that the agreements governing the Company's 1987 spin-off from American Premier Underwriters, Inc. ("APU") obligate the Company to reimburse APU for workers' compensation claim payments which continue to be required with respect to the Company's operations from 1978 to 1987. The Company paid approximately $161,000 to APU with respect to this liability during 1997.

     AAG purchased various property and casualty insurance from GAI and paid approximately $90,000 in premiums in 1997.

     GALIC was a participating lender in a credit facility made available to New Energy Company of Indiana Limited Partnership, the general partner of which was 28% owned by Chiquita Brands International. New Energy Company is engaged in the production of ethanol. Outstanding loans accrued interest at the prime rate plus 3%. The highest outstanding balance owed to GALIC during 1997 was $600,000, all of which was repaid in 1997.

     GALIC is a participating lender under a credit agreement with American Heritage Holding Corporation, a Florida-based home builder which is 49%
   owned by AFG. Outstanding loans bear interest at 13% per annum. The highest outstanding balance owed to GALIC during 1997 and the balance at year-end 1997 was $2.5 million.

     In connection with the acquisition of GALIC by AAG, GALIC's costs for state guarantee funds are set at $1 million per year for a five-year period with respect to insurance companies in receivership, rehabilitation, liquidation or similar situation at December 31, 1992. For any year from 1993 through 1997 in which GALIC pays more than $1 million to the various states, GAI will reimburse GALIC for the excess assessments. For any year in which GALIC pays less than $1 million, AAG will pay GAI the difference between $1 million and the assessed amounts. GAI reimbursed GALIC approximately $353,000 in 1997 for certain of the assessments.

     At  year-end  1997,  two  defined  benefit  pension  plans  maintained  by subsidiaries of AFG were merged into a defined benefit pension plan sponsored by AAG. The two pension plans maintained by AFG were overfunded by approxmately $14 million, while the plan maintained by AAG was underfunded by approximately $10 million. The surviving plan will continue to be sponsored by AAG and is no longer underfunded as a result of the merger.

   Proxies

     Solicitation. Solicitation of proxies is being made by management at the direction of AAG's Board of Directors, without additional compensation, through the mail, in person and otherwise. The cost will be borne by AAG. In addition, AAG will request brokers and other custodians, nominees and fiduciaries to forward proxy soliciting material to the beneficial owners of shares held of record by such persons, and AAG will reimburse them for their expenses in so doing.

     Revocation. The execution of a proxy does not affect the right to vote in person at the meeting, and a proxy may be revoked by the person giving it prior to the exercise of the powers conferred by it. A stockholder may revoke a proxy by communicating in writing to the Secretary of AAG at the Company's principal offices or by duly executing and delivering a proxy bearing a later date. In addition, persons attending the meeting in person may withdraw their proxies. Unless a proxy is revoked or withdrawn, the shares represented thereby will be voted or the votes withheld at the Annual Meeting or any adjournments thereof in the manner described in this Proxy Statement.

   Quorum and Vote Required for Approval

     The presence at the Annual Meeting, in person or by proxy, of the holders of at least a majority of the shares of AAG Common Stock outstanding at the Record Date shall constitute a quorum to consider Proposals 1 and 2. If a quorum does not attend the Annual Meeting, those stockholders who attend in person or by proxy may adjourn the meeting to such time and place as they may determine.

     The seven nominees receiving the highest number of votes will be elected as directors.

     The affirmative vote of the holders of at least a majority of the total number of shares of AAG Common Stock represented at the Annual Meeting will be required to adopt Proposal 2 (relating to the 1994 Stock Option Plan). If Proposal 2 is not approved, any stock options granted subject to stockholder approval will be cancelled.

     With the exception of the election of Directors, abstentions and broker non-votes will have the same effect as a vote against the foregoing proposal.

   Independent Auditors

     The accounting firm of Ernst & Young served as the Company's independent auditors for the fiscal year ended December 31, 1997. Ernst & Young also serves as independent auditors for AFG and many of its affiliates. Representatives of that firm will attend the annual meeting and will be given the opportunity to comment, if they so desire, and to respond to appropriate questions that may be asked by stockholders. No auditor has yet been selected for the current year since it is generally the practice of AFG and its subsidiaries not to select independent auditors prior to the annual stockholders meeting.

   Section 16(a) Beneficial Ownership Reporting Compliance

     Section  16(a) of  the  Securities  Exchange Act  of  1934 requires  AAG's officers, directors and persons who own more than ten percent of AAG's Common Stock to file reports of ownership with the Securities and Exchange Commission and to furnish AAG with copies of these reports. Based solely upon its review of reports received by it, or upon written representation from certain reporting persons that no reports were required, AAG believes that during fiscal 1997 all filing requirements were met.


   Nominations and Stockholder Proposals for 1999 Annual Meeting

     The Organization and Policy Committee will consider stockholder suggestions for nominees for director. Suggestions for director consideration may be submitted to the Secretary of AAG at the Company's principal executive offices. Suggestions received by the Secretary's office by December 31 will be considered by the Committee for nomination at the next Annual Meeting of Stockholders. Stockholders may also make nominations for director by complying with the procedures described above under the caption "Nominees for Director."

     Proposals of stockholders intended to be presented at the 1999 Annual Meeting of Stockholders must be received by AAG not later than January 20, 1999 in order to be considered for inclusion in AAG's proxy statement for that meeting. Any such proposal should be communicated in writing to the Secretary of AAG at the Company's principal offices.

   Annual Report and Form 10-K Report

     An annual report for the year ended December 31, 1997, containing financial and other information about the Company has previously been provided or is being concurrently provided to all stockholders.


     THE COMPANY WILL SEND, WITHOUT CHARGE, A COPY OF ITS 1997 ANNUAL REPORT ON FORM 10-K (EXCLUDING EXHIBITS), AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, TO ANY STOCKHOLDER UPON WRITTEN REQUEST. REQUESTS SHOULD BE SENT TO MARK F. MUETHING, SENIOR VICE PRESIDENT, GENERAL COUNSEL AND SECRETARY, P.O. BOX 120, CINCINNATI, OHIO 45201-0120.

   Cincinnati, Ohio
   March 20, 1998

                           AMERICAN ANNUITY GROUP, INC.
                             Proxy for Annual Meeting


   Registration Name and Address



   The undersigned hereby appoints William J. Maney and Mark F. Muething, and each of them, proxies of the undersigned, each with the power of substitution, to vote all shares of Common Stock which the undersigned would be entitled to vote at the Annual Meeting of Shareholders of American Annuity Group, Inc. to be held on May 19, 1998 at 10:00 a.m., Eastern Time, and any adjournment of such meeting.

        The Board of Directors recommends a vote FOR each of the following
   Proposals:

   1.          Election of Directors

               / /  FOR AUTHORITY to elect the      / /  WITHHOLD AUTHORITY to
                 nominees listed below (except          vote for every nominee
                 those whose names have been            listed below
                 crossed out)

               Robert A. Adams     John T. Lawrence III     S. Craig Lindner
               A. Leon Fergenson   Carl H. Lindner          William R. Martin
               Ronald G. Joseph





   2. Approval of an amendment to the AAG 1994 Stock Option Plan to increase the maximum number of options to be granted from 2,000,000 to 3,000,000.

               / / FOR         / / AGAINST         / / ABSTAIN




   DATE: ___________________, 1998     SIGNATURE:
                                       ________________________________________

                                       SIGNATURE:
                                       ________________________________________
                                       (if held jointly) Important:  Please
                                       sign exactly as name appears hereon
                                       indicating, where proper, official
                                       position or representative capacity. In case of joint holders, all should sign.

      This proxy when properly executed will be voted in the manner dictated herein by the above signed shareholder. If no direction is made, this proxy will be voted FOR each Proposal. To vote your shares, please mark, sign, date and return this proxy form using the enclosed envelope.

      THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.